As filed with the Securities and Exchange Commission on October 6, 2026

Registration Nos. 333-72587

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3 REGISTRATION STATEMENT NO. 333-72587
UNDER
THE SECURITIES ACT OF 1933

Simulations Plus, Inc.
(Exact name of registrant as specified in its charter)

California	95-4595609
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

600 Park Offices Drive, Suite 300 #4134
Durham, North Carolina 27713
(Address of Principal Executive Offices) (Zip Code)

Shawn O’Connor
Simulations Plus, Inc.
600 Park Offices Drive, Suite 300 #4134
Durham, North Carolina 27713
(Name and address of agent for service)

661-723-7723
(Telephone number, including area code, of agent for service)

Copies to:

Ryan D. Thomas, Esq.
Scott W. Bell, Esq.
Tyler D. Huseman, Esq.
Bass, Berry & Sims PLC
21 Platform Way S, Suite 3500
Nashville, Tennessee 37203
(615) 742-6200

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This post-effective amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Simulations Plus, Inc. (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):
1.Registration Statement on Form S-3 (No. 333-72587) filed with the SEC on February 18, 1999, which registered up to 530,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company.
On October 6, 2026, pursuant to its previously announced Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, SP Evolution HoldCo II, LLC, a Delaware limited liability company (“Parent”) and SP Evolution BidCo II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.
As a result of the Merger, the Company has terminated any and all offerings of its Common Stock pursuant to the Registration Statement. Accordingly, the Company terminates the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offerings, the Company removes from registration all securities that were registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on October 6, 2026.

Simulations Plus, Inc.

By:	/s/ Shawn O’Connor
	Name:	Shawn O’Connor
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.